Exhibit 99.2
Remarks Made by the Chairman of the Board, President and Chief Executive Officer of American Reprographics Company at the 2010 Annual Meeting of Stockholders
First, we could easily categorize 2009 to be the worst year in the history of our company to date.
We lost nearly 30% of our revenues year-over-year, a blow that could have easily incapacitated a company of our size.
Yet American Reprographics responded magnificently.
In spite of the significant loss in revenues, the Company delivered 35.6% in gross margins and generated nearly $100 million in cash from operations.
In a year where we were challenged like no other we ...
•	Reduced our debt by $85 Million

•	Opened a new location in India

•	Opened a new location in Shanghai

•	Launched ‘ishipdocs’ a new digital shipping tool

•	Acquired a BIM services company

•	Launched ‘RIOT’ our national color effort

•	Released three new revisions to our existing software solutions.
It was an amazing performance and we were unbowed by the economy.
How was this even possible?
I can tell you without any hesitation that it would not have been possible without a dedicated and inspired management team.
The team worked extremely hard and made the sacrifices necessary to ensure that the company remained healthy through this ordeal.
Ultimately, the company’s performance is what matters when you judge the Board or its corporate governance practices, and that performance is worthy of mention here.
Due to the recent financial crisis, largely driven by the financial institutions, we are faced with unfounded and indiscriminate criticism of well-run companies in every segment of the economy.
This has not only tarnished the reputations of the thousands of companies who form the backbone of American business, but it has masked the truly remarkable performance of executive teams and Boards who have buckled down and faced the recession with resolve, innovation and sacrifice.

From my personal experience, as the Chairman of the Board, I can assure you that our corporate governance practices have never been stronger in American Reprographics.
For example, in an environment riddled with cynicism about executive pay, our executives made the necessary sacrifices to maintain the company’s health and shareholder confidence.
I must point out that some of our top performing executives lost almost 50% of their compensation when we waived executive bonuses for the year 2009! This is on top of the fact that these same executives had already taken a 5-10% pay reduction depending on their annual income.
In spite of all these cuts, our executives performed at their best. One must not underestimate the leadership role the Board plays in situations like this.
Outside of myself, ARC has a fully independent Board of Directors with a Lead Director who participates in all committee meetings.
Our committee chairs are fully engaged and active in meetings, and as a part of our own best practices, we rotate committee chairs very two years, encouraging independence and allowing all of our directors to become engaged with all aspects of our business.
Over the past several years, our management has continually improved the quality of the information and transparency of company activities to the Board of Directors. The Board regularly meets with ARC’s senior executives and are frequently engaged in strategic discussions.
These practices clearly illustrate the integrity of the Board and its active role in protecting our shareholders’ interests!
In closing I want to thank all our investors who voted in favor in re-electing our Board of Directors. ARC and its Board are very well structured and there is no better proof than in the results produced by the Company in 2009.
We appreciate your continued support and look forward to a continuing and productive relationship.
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